January 05, 2025

Eric N. Garcia

Re: Offer of Employment

Dear Eric,

Microvast, Inc. (“Microvast” or the “Company”) is pleased to offer you employment according to the terms outlined herein.

Position. Your title will be Chief Accounting Officer. You will report directly to the Company’s Chief Financial Officer (the “Supervisor”). A summary of your anticipated duties and responsibilities is included as Exhibit A. This position is full-time and exempt under the Fair Labor Standards Act, which means that you are not eligible for overtime pay for working more than 40 hours in a workweek.

Start Date; Work Location. We anticipate your first day of employment with us will be January 9, 2026, or such other date as we may mutually agree. Your primary work location will be Microvast Headquarters in Stafford, TX, or such other location as reasonably require you to perform your duties.

Compensation. Your initial compensation is summarized below. Please note that Microvast may modify compensation and benefits from time to time as it deems necessary or appropriate.

1.	Base Salary. Your annual base salary will be $350,000, less customary withholding and elective deductions. Your base salary will be paid according to the Company’s normal payroll practices, which is currently bi-weekly.
2.	Incentives. Your position is eligible for the incentives described below. Please carefully review Exhibit B for important details about each element of incentive compensation described below!

a.	STIP (annual cash bonus). Your target short-term incentive opportunity is expected to be 50% of your base salary. See Exhibit B for additional details.
b.	LTIP (annual equity awards). You will be eligible to receive annual long-term incentive awards as determined by the Board or a committee thereof in its discretion. See Exhibit B for additional details.

Subject to approval by the Board and/or a committee thereof, you shall be granted, effective as of your first date of employment or as soon as reasonably practicable thereafter, an initial award of restricted stock units (the “Initial RSUs”) with a grant date fair value of $100,000. The Initial RSUs will be granted pursuant and subject to an award agreement between you and the Company. Subject to your continued employment with the Company and your compliance with the Company’s policies, the Initial RSUs will vest in three equal installments on the first three anniversaries of the date of grant.  If your employment with the Company terminates for any reason, all then unvested Initial RSUs will be forfeited.  In addition, in the event your employment with the Company is terminated by the Company for “Cause” (to be defined in the award agreement applicable to the Initial Award), any outstanding Initial RSUs, whether vested or unvested, will be forfeited.

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TEL: 281-491-9505

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Benefits. Beginning on the start date, you will be eligible to participate in any benefits plans offered to the employees of the Company generally. The Company may modify benefits policies from time to time, as it deems necessary

Additional Terms and Conditions.

3.       Restrictive Covenants. As a condition of employment, you will be expected to abide by all company policies, procedures, rules and regulations, and you will be required to sign an Employee Confidentiality and Invention Assignment Agreement.

In addition, by signing this letter, you represent and warrant to the Company that you are not bound by any agreement with a previous employer or other party which you would in any way violate by accepting employment with the Company or performing your duties as an employee of the Company. You further represent and warrant that, in the performance of your duties with the Company, you will not utilize or disclose any confidential information in breach of an agreement with a previous employer or any other party.

4.       Employment “At-Will.” Your employment with Microvast is “at-will,” meaning that either you or Microvast may terminate the employment relationship at any time, for any reason, with or without cause and with or without notice. Neither this letter nor any of its terms creates an obligation on the part of the Company, either express or implied, to employ you for a specific period of time or any specific treatment. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed by a written agreement signed by you and the President of the Company, which expressly states the intention to modify the at-will nature of your employment.

5.       Non-disparagement. You agree never to make or otherwise communicate any defamatory, disparaging or otherwise negative verbal or written comments regarding the Company Group or any of its present or former affiliates. You will not disparage the Company Group or its current or former directors, officers, employees, agents or affiliates or otherwise take any action that could be reasonably expected, or that have the purpose and effect, to adversely affect in any manner (a) the conduct of any member of the Company Group or (b) the business reputation, goodwill or relationships of the Company Group. This Section 5 does not, in any way, restrict or impede you from exercising protected rights to the extend that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Nothing herein will preclude you from testifying truthfully in a legal proceeding if called upon to do so.

6.       Expense Reimbursement. The Company will reimburse you for reasonable business expenses in accordance with its travel and expense reimbursement policies and procedures.

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TEL: 281-491-9505

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7.       Entire Agreement. This letter constitutes the entire agreement between you and Microvast relating to this subject matter and it supersedes all prior or contemporaneous agreements, discussions, understandings, negotiations or representations, whether oral or written, express or implied, relating to the subject matter of this letter or your employment with Microvast. This letter may not be modified or amended except by a specific, written arrangement signed by you and Microvast.

8.        Governing Law; Venue. The resolution of any disputes under this letter will be governed by the laws of the state of Texas. You agree that mandatory venue for any lawsuit arising out of your employment with the Company shall be in the federal or state courts sitting in Harris County, Texas.

9.        Severability. If court of competent jurisdiction determines that any other provision of this offer letter is invalid, void, illegal or unenforceable, then such court will modify or replace the language of such provision with a valid and enforceable provision, but only to the minimum extent necessary to render this provision legal and enforceable. All remaining provisions of this Agreement shall be unaffected thereby and shall continue to be valid and enforceable.

10.      Background Check. This offer is contingent upon your successful completion of an enhanced background verification process and reference checks.

We look forward to having you join the Microvast team.

Sincerely,

Rodney Worthen

Interim Chief Financial Officer

Acceptance

I understand and accept the terms of this offer of employment.

/s/ Eric N. Garcia
Eric N. Garcia

January 5, 2026

Date

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12603 SOUTHWEST FREEWAY, SUITE 300 | STAFFORD, TX 77477

TEL: 281-491-9505

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